Exhibit 16.1

May 17, 2011

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Commissioners:

We have read the statements made by Izea Holdings, Inc. (formerly known as “Rapid Holdings, Inc”) which was filed with the Commission, pursuant to Item 4.01 of Form 8-K, as part of the Company’s Form 8-K report dated May 12, 2011.  We agree with the statements in Item 4.01 concerning our Firm in such Form 8-K.

Very truly yours,

/s/ Li & Company, PC
Li & Company, PC